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                                                                    Exhibit 10.2

                              MANAGEMENT AGREEMENT

         AGREEMENT made as of February 5, 2001 by and between PMD GROUP IINC., a Delaware corporation (the "Corporation"), and DB Capital/PMD Investors, LLC., a Delaware limited liability company ("DB").

         WHEREAS, DB rendered certain investment banking services to the Corporation since the date of the Agreement for Sale and Purchase of Assets, dated November 28, 2000, by and between The B.F. Goodrich Company and PMD Group Inc.;

         WHEREAS, DB also renders advisory services to selected client companies, and the Corporation desires to retain DB to render advisory and consulting services to it and DB is willing to provide such services on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, it is mutually agreed as follows:

         1. The Corporation hereby retains DB to render advisory and consulting services to the Corporation, and DB hereby agrees to render such services, for the period commencing on November 28, 2000 and continuing for so long as is provided in the Stockholders Agreement, dated as of November 28, 2000, by and among PMD Group Holdings Inc., PMD Investors I LLC, PMD Investors II LLC. DLJMB Funding III, Inc. and DB Capital/PMD Investors LLC (the "Stockholders Agreement"). DB shall render such advisory and consulting services to the Corporation in connection with such financial, management and other matters relating to the business and operations of the Corporation, or any of its subsidiaries or affiliated companies, as the Corporation's Board of Directors may from time to time request, in each case consistent with the Stockholders Agreement.

         2. As compensation for DB's advisory and consulting services rendered
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pursuant to Section 1 hereof, the Corporation will pay, and DB will accept, so long as this Agreement continues in effect and so long as payments of interest and principal are being paid on a current basis on the Corporation's senior subordinated notes, a fee of $500,000 payable per annum quarterly in advance, on the first day of each calendar quarter, commencing as of April 1, 2001. If at any time the Corporation is not current with respect to payments of interest and principal on its senior subordinated notes, no fee shall be currently payable; rather, such fees shall accrue until such time as the Corporation is current on such interest and principal payments, at which time all accrued and unpaid fees hereunder shall be paid by the Corporation. The Corporation also agrees to the provisions with respect to indemnifying DB and the other matters set forth in Annex A hereto, which is incorporated by reference into this Agreement (the "Indemnification Agreement").

         It is the understanding of the parties that DB may be involved with potential acquisitions, mergers, financings or other major transactions involving the Corporation, in which case DB shall be entitled to such compensation, in addition to the fee provided above, as the Corporation and DB shall mutually agree, in each case consistent with the Stockholders Agreement.

         In addition to the aforementioned fees, the Corporation shall reimburse DB for its reasonable out-of-pocket costs and expenses incurred in connection with the performance of its advisory and consulting services hereunder.

         No advice rendered by DB in its advisory role hereunder, whether formal or informal, may be disclosed, in whole or in part, or summarized, excerpted from or otherwise referred to without our prior written consent. In addition, DB's role under this


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Agreement may not be otherwise referred to without DB's prior consent.

         3. Any notice required to be given hereunder shall be in writing and shall be deemed sufficient if delivered in person or mailed by certified mail as follows: if to the Corporation, to it at its office at PMD Group Inc., 9911 Brecksville Road, Cleveland, Ohio 44141 or such other address as the Corporation may hereafter designate for that purpose; and if to DB, to it at its office c/o DB Capital Partners, 130 Liberty Street, 25th Floor, New York, New York 10006, or such other address as DB may hereafter designate for that purpose.

         4. DB and/or its affiliates are a full service securities firm engaged in securities trading and brokerage activities as well as investment banking and financial advisory services. In the ordinary course of our trading and brokerage activities, DB or its affiliates may hold positions, for its own account or the accounts of customers, in equity, debt or other securities of the Company or any other company that may be involved in the matters contemplated by this agreement.

         5. In connection with this engagement, DB and/or its affiliates will be acting as independent contractors and not in any other capacity, with duties owing solely to the Company. This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, including any corporation into which the Company shall consolidate or merge or to which it shall transfer substantially all of its assets.

         6. This Agreement, together with the Indemnification Agreement and the Stockholders Agreement, constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, both written and oral, with respect


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to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, including any corporation into which the Corporation shall consolidate or merge or to which it shall transfer substantially all of its assets. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such state.


                   [REMAINDER OF PAGE IS INTENTIONALLY BLANK]


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         IN WITNESS WHEREOF, the parties hereto have duly executed this
Agreement as of the date and year first above written.

                                  PMD GROUP INC.


                                  By:   /s/
                                       -----------------------------------------
                                  Name:
                                  Title:


                                  DB CAPITAL/PMD INVESTORS LLC

                                  By:  DB Capital Investors, L.P.,
                                        its Managing Member

                                     By:  DB Capital Partners, L.P.,
                                           its General Partner

                                         By:  DB Capital Partners, Inc.,
                                               its General Partner


                                               By:  /s/
                                                    ----------------------------
                                                    Name:  William J. Lovejoy
                                                    Title:  Director


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                       ANNEX A - INDEMNIFICATION AGREEMENT

         As part of the consideration for the agreement of DB to furnish its services under this Agreement, the Corporation hereby agrees to indemnify and hold harmless DB and its affiliates and the respective managing directors, officers, directors, investors, shareholders, members, partners, employees and agents of, and persons controlling, DB or any of its affiliates within the meaning of either Section 15 of the Securities Act of 1933, as amended, or
Section 20 of the Securities Act of 1934, as amended, and each of their respective successors and assigns (collectively, the "INDEMNIFIED PERSONS") from and against all claims, liabilities, expenses, losses or damages (or actions in respect thereof) related to or arising out of actions taken (or omitted to be taken) by DB pursuant to the terms of this Agreement, or DB's role in connection therewith; PROVIDED, HOWEVER, that the Corporation shall not be responsible for any claims, liabilities, expenses, losses and damages to the extent that it is finally judicially determined that they result primarily from actions taken or omitted to be taken by DB in bad faith or due to DB's gross negligence or willful misconduct. If for any reason (other than the bad faith, gross negligence or willful misconduct of DB as provided above) the foregoing indemnity is unavailable to the indemnified persons or insufficient to hold the indemnified persons harmless, then the Corporation shall contribute to the amount paid or payable by the indemnified persons as a result of such claim, liability, expense, loss or damage in such proportion as is appropriate to reflect not only the relative benefits received by the Corporation on the one hand and DB on the other, but also the relative fault of the Corporation and DB, as well as any relevant equitable considerations, subject to the limitation that in any event DB's aggregate contribution to all claims, expenses, losses, liabilities and damages shall not exceed the amount of fees actually received by DB pursuant to this Agreement. Promptly after receipt by DB of notice of any complaint or the commencement of any action or proceeding with respect to which indemnification may be sought against the Corporation, DB will notify the Corporation in writing of the receipt or commencement thereof, but failure to notify the Corporation will relieve the Corporation from any liability which it may have hereunder only if, and to the extent that, such failure results in the forfeiture of substantial rights and defenses, and will not in any event relieve the Corporation from any other obligation to any indemnified person other than under this Indemnification Agreement. The Corporation shall assume the defense of such action (including payment of fees and disbursements of counsel) insofar as such action shall relate to any alleged liability in respect of which indemnity may be sought against the Corporation. DB shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and disbursements of such counsel shall be at the expense of DB unless employment of such counsel has been specifically authorized by the Chief Executive Officer of the Corporation in writing. The Corporation shall pay the fees and expenses of one separate counsel for DB and any other indemnified persons if the named parties to any such action (including any impleaded parties) include the Corporation (or any of the directors of the Corporation) and DB and (i) in the good faith judgment of DB the use of joint counsel would present such counsel with an actual or potential conflict of interest or (ii) DB shall have been advised by counsel that there may be one or more legal defenses available to it which are


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different from or additional to those available to the Corporation (or the director(s)). The Corporation will not, without DB's prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit, investigation or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination includes a release of each Indemnified Person from any liabilities arising out of such action, claim, suit, investigation or proceeding. The Corporation shall not be liable to indemnify any person for any settlement of any claim or action effected without written consent of the Chief Executive Officer of the Corporation, which consent shall not be unreasonably withheld. In addition, the Corporation hereby agrees to reimburse DB and each other indemnified person for all expenses (including reasonable fees and disbursements of counsel if the Corporation does not assume the defense of such action) as they are incurred by DB, or any indemnified person in connection with investigating, preparing or defending any such action or claim. DB shall have no liability to the Corporation or any other person in connection with the services which they render pursuant to this Agreement, except for DB's bad faith, gross negligence or willful misconduct judicially determined as aforesaid. The indemnification, contribution and expense reimbursement obligation the Corporation has under this paragraph shall be in addition to any liability the Corporation may otherwise have. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING IN CONNECTION WITH OR AS A RESULT OF EITHER DB'S ENGAGEMENT OR ANY MATTER REFERRED TO IN THIS AGREEMENT IS HEREBY WAIVED BY THE PARTIES HERETO. THE PROVISIONS OF THIS ANNEX A SHALL SURVIVE ANY TERMINATION OR COMPLETION OF THE ENGAGEMENT PROVIDED BY THIS AGREEMENT.

                                      * * *


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